Exhibit 99.1

Stock Ownership Guidelines
for Elected Officers

●	Elected Officers should own shares of the Company’s Common Stock with a value equal to at least the following amounts within three years from the date they are elected.

Officer	Amount
Chief Executive Officer	Six Times Annual Base Salary
Senior Vice Presidents	Four Times Annual Base Salary
All other Elected Officers	Two Times Annual Base Salary

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For purposes of these Guidelines, ownership will not include unexercised stock options (whether or not vested) but will include all restricted stock, and Shares will be valued in each fiscal year based on the closing price of the Company's stock at the end of the preceding fiscal year.  A year-to-year decline in the stock price cannot by itself cause a violation of these Guidelines.

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Except as provided below, Elected Officers who own shares in the amounts required above should retain any additional shares awarded by the Company after the date of these Guidelines or acquired after the date of these Guidelines upon the exercise of options awarded by the Company until they retire or otherwise are no longer employed by the Company.   Notwithstanding the prior sentence: (1) Elected Officers may sell any shares obtained upon the exercise of options that would otherwise expire within one year; (2) Elected Officers who have attained age 60 or greater may sell shares in excess of the amounts required above pursuant to a Board-approved Rule 10b5-1 plan primarily to permit asset diversification; and (3) Elected Officers may sell up to 50% of shares upon vesting of restricted stock to permit payment of related federal and state income taxes.

●	Elected Officers should not use Company stock as collateral in a margin account.

●	Elected Officers should not approve Company stock to be loaned to any party for the purpose of short selling.

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Elected officers, and their designees, are prohibited from engaging in any hedging or monetization transactions with respect to any Sensient stock or options beneficially owned directly or indirectly by such persons.